Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

INTELLECT NEUROSCIENCES, INC.

Convertible Promissory Note

$[XXXX]	New York, New York
[ ], 2007

INTELLECT NEUROSCIENCES, INC. a Delaware corporation (the “Company”), for value received, hereby promises to pay to [ ] or its assigns (the “Holder”), the principal sum of $[XXX] together with interest, which interest shall accrue on the then outstanding principal balance of this Note at an interest rate per annum of ten percent (10%), provided, that, if at any time the principal balance of this Note shall be prepaid in whole or in part, or shall otherwise be paid in full, then all accrued interest on the principal being paid shall be payable at the time of such principal payment. Unless this Note has been prepaid or converted in accordance with the terms hereof, all principal and interest under this Note shall be due and payable on the earlier of (i) May [ ] 2008, (ii) the closing of an equity financing of the Company (the “Next Financing”) with a third party or parties with gross proceeds to the Company of not less than $5,000,000 or (iii) the closing of a licensing transaction with a collaborative partner which results in an upfront payment to the Company of not less than $4,000,000 (the “Maturity Date”).

This Note is executed and delivered in connection with that certain ‘Subscription Agreement dated as of May [ ], 2007 by and between the Company and the payee (as the same may from time to time be amended, modified or supplemented, the “Purchase Agreement”). All terms defined in the Purchase Agreement shall have the same definitions when used herein, unless otherwise defined herein.

1.      Conversion.

(a) Conversion. Unless previously paid in full, at the Holder’s option, all or some of the outstanding principal amount and accrued interest of this Note shall be convertible into common stock of the Company. The number of shares of Company common stock to be issued pursuant to this Section 1(a) shall be equal to the quotient obtained by dividing the outstanding principal amount of this Note and accrued interest to be converted on the date of conversion by 1.75 (the “Conversion Price”). In the event that the Holder elects to convert this Note as aforesaid, it shall deliver to the Company written notice of such election (a “Conversion Notice”). The conversion of all of the outstanding principal amount and accrued interest of this Note into Company common stock shall take place upon the Company’s receipt of the Conversion Notice (such date hereinafter referred to as the “Conversion Date”).

(b) Procedural and Other Matters.

(i) Upon conversion of this Note, the Holder shall be deemed to be the holder of record of the Company common stock, notwithstanding that the transfer books of the Company shall then be closed or any instruments representing such Company common stock shall not then have been actually delivered to the Holder.

(ii) As soon as practicable after the Conversion Date, the Company shall issue and deliver to the Holder any instruments evidencing the Company common stock registered in the name of the Holder or its designee(s); provided, that the Company, by notice given to the Holder, may require the Holder, as a condition to the delivery of such instruments, to present this Note to the Company.

(iii) The issuance of any Company common stock, and the delivery of any instruments representing such shares, if applicable, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any instrument in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such instrument unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

2.     Requirements for Transfer. This Note shall not be assigned, sold, pledged, transferred or otherwise disposed of except in compliance with the Securities Act of 1933, as amended (the “Securities Act’), and applicable state securities laws.

3.      Default. This Note and all amounts due hereunder shall become immediately due and payable in cash without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) Default in the payment when due of any principal or interest under this Note;

(b) The liquidation, termination of existence, dissolution or the appointment of a receiver or custodian for the Company or any part of its property if such appointment is not terminated or dismissed within thirty (30) days;

(c) The institution against the Company or any endorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing; or

(d) the institution by the Company or any endorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Company or any endorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors.

Upon the occurrence of an Event of Default, the holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the State of New York or afforded by other applicable law.

4.      No Rights as Stockholder. Nothing contained in this Note shall be construed as conferring upon the holder hereof or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as a stockholder of the Company.

5.     Certain Adjustments.

(a)  Changes in Common Stock. If the Company shall (i) combine the outstanding shares of Company common stock into a lesser number of shares, (ii) subdivide the outstanding shares of Company common stock into a greater number of shares, or (iii) issue additional shares of Company common stock as a dividend or other distribution with respect to the Company common stock, the number of shares of Company common stock to be issued pursuant to Section 1(a) shall be equal to the number of shares which the Holder would have been entitled to receive after the happening of any of the events described above if such shares had been issued immediately prior to the happening of such event, such adjustment to become effective concurrently with the effectiveness of such event. The Conversion Price in effect immediately prior to any such combination of Company common stock shall, upon the effectiveness of such combination, be proportionately increased. The Conversion Price in effect immediately prior to any such subdivision of Company common stock or at the record date of such dividend shall upon the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced.

(b) Reorganizations and Reclassifications. If there shall occur any capital reorganization or reclassification of the Company common stock (other than a change in par value or a subdivision or combination as provided for in Section 5(a) above), then, as part of any such reorganization or reclassification, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization or reclassification, such Holder had held the number of shares of Company common stock which were then purchasable upon conversion of this Note. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder such that the provisions set forth in this Section 5 (including provisions with respect to adjustment of the Conversion Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of this Note.

(c) Merger, Consolidation or Sale of Assets. If there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale to which the Holder would have been entitled if the Holder had converted the Note immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 to the end that the provisions of this Section 5 shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(d)  Certain Anti-Dilution Adjustments. If during the time while any portion of this Note remains outstanding, the Company shall issue shares of Company common stock (or rights, warrants, notes or other securities convertible into or exchangeable for shares of Company common stock), other than issuances covered by Sections 5(a), 5(b) or 5(c) above, at a price per share (or having an exercise, conversion, or exchange price per share) less than the Conversion Price in effect as of the date of issuance of such shares or of such rights, warrants, notes, or other convertible or exchangeable securities, then, and in each such case, the Conversion Price shall be reduced to a price equal to the issuance, conversion, exchange or exercise price, as applicable, of any such securities so issued. Notwithstanding anything contrary in this Section, there shall be no reduction to the Conversion Price pursuant to this Section with respect to (i) the issuance or sale of options to purchase shares of Company common stock to employees, consultants and directors, (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities as of the date of this Note, (as adjusted for recapitalizations, stock splits, and the like) which are currently outstanding as of the date of this Note or (iii) the issuance of securities as consideration for a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which involves a third party which is not affiliated with the Company or its current stockholders or in a strategic allowance.

(e) No Impairment. The Company will not, by amendment of its Articles of Incorporation or any other organizational or shareholder rights documents of the Company, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Note against impairment.

(f) Certificate of Adjustment. When any adjustment is required to be made in the Conversion Price, the Company shall promptly mail to the Holder a certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Delivery of such certificate shall be deemed to be a final and binding determination with respect to such adjustment unless challenged by the Holder within ten (10) days of receipt thereof. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Note shall be convertible following the occurrence of any of the events specified in this Section 5.

6.      General.

(a)  Merger. The Holder agrees that in the event that the Company engages in any merger, the Convertible Promissory Note shall be convertible into securities of the surviving corporation or such other corporation as shall be specified in the merger agreement.

(b)  Successors and Assigns. This Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the holder of this Note, and their respective heirs, successors and assigns.

(c)  Recourse. Recourse under this Note shall be to the general unsecured assets of the Company only, and in no event to the officers, directors or stockholders of the Company.

(d)  Changes. Changes in or additions to this Note may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only upon written consent of the Company and the holder of this Note.

(e)  Governing Law. This Note shall be governed by and construed in accordance with the law of the State of New York, excluding the body of law relating to conflict of laws.

(f)  Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Company or to the holder thereof at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

If to a payee: at the address set forth for such payee on the signature page to the related Subscription Agreement or at such other address as to which such payee may inform the Company in writing.-

If to the Company: Intellect Neurosciences, Inc., 7 West 18th Street, 9th floor, New York, New York 10001, or at such other address as shall be designated by the Company in a written notice to the other parties.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the 3rd business day following the day such mailing is made.

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IN W1TNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Company.

INTELLECT NEUROSCIENCES, INC.

By: _____________________________
Name:  Elliot Maza
Title:    President and Chief Financial Officer